Exhibit 10.17

The University of Phoenix, Inc. Bonus Plan – Executive

TABLE OF CONTENTS

PARTICIPANTS AND ELIGIBILITY	2
CALCULATION OF BONUS PAYMENTS	3
TIMING OF BONUS PAYMENTS	3
BONUS TARGETS	3
GENERAL MATTERS	4
APPEALS	4
BONUS GOALS	4
EXECUTIVE TEAM UPSIDE	4

University of Phoenix ~ Bonus Plan	1

PARTICIPANTS AND ELIGIBILITY

Only full-time, non-covered employees1 of The University of Phoenix, Inc. (“University”) who are either the President of the University or a direct report to the President and in a Leadership Team position (“eligible Executive position”) are eligible to participate in the Plan (“Participant”).

All terms and conditions of The University of Phoenix, Inc. Bonus Plan – Executive Team (the “Plan”), including but not limited to annual bonus award targets for participants, together with the obligations and liabilities of the University that accrue under the Plan, shall be binding upon any successor to the University, whether such succession occurs by way of merger, consolidation, acquisition, reorganization or other change in ownership or control of the University (as defined below). Any successor to the University shall be bound to the terms and conditions of the Plan for at least the remainder of the fiscal year in which the Change in Control of the University occurs and including the period of time required to determine and pay (regardless of whether such bonus award would be deferred based upon participants’ elections) the required bonus awards, if earned under the terms of the Plan, to participants.

After the start of the fiscal year, the effective date of participation in the Plan will begin on the date of hire (for new hires), or date of transfer to an eligible executive position.

A Participant will be paid a pro-rata bonus, if earned under the terms of the Plan, for the time the Participant is in an eligible executive position during the fiscal year (“Performance Period”). Such pro-ration will be calculated by dividing the number of calendar days the Participant is in an eligible executive position by the total number of calendar days in the fiscal year.

Participants must be in a bonus eligible position for at least 60 calendar days of the fiscal year to qualify for a bonus payment for that performance period, except in the case of an involuntary termination as defined below.

A Participant whose employment terminates voluntarily must be employed by the University through the last day of the performance period (defined below) to be eligible to receive a bonus payment for the performance period. Participants terminated with cause will be ineligible for a bonus payout. If a Participant’s termination of employment is involuntary and without cause, or the Participant dies or is transitioning to long-term disability status during the Performance Period, or if a Participant is no longer eligible to participate in the Plan due to a change in position and/or full-time status, AND the Participant was in a bonus eligible position for at least 60 calendar days of the fiscal year, the Participant will be eligible to receive a pro-rata bonus payment for the fiscal year. Any payment earned will be paid at the same time as all other bonus payments for each performance period. Such pro-ration will be calculated by dividing the number of calendar days prior to termination, death or long-term disability, or change in eligibility by the total number of calendar days in the fiscal year.

[1]

“Non-Covered” employees are individuals employed by the University in jobs that do not, at any time, engage directly or indirectly in securing enrollments, influencing retention or awarding financial aid (“non-covered jobs”).

University of Phoenix ~ Bonus Plan	2

Management, in its sole discretion, may elect to reduce or cancel the bonus for any Participant who received any form of disciplinary warning or action, either during the applicable performance period or at the time the bonus for the performance period is paid.

CALCULATION OF BONUS PAYMENTS

The bonus period payout is based on an assessment of performance from September 1 through the end of the fiscal year (“Performance Period”). Payment of the bonus for the Performance Period will be calculated using 100% of the annual target, multiplied by the achievement of the financial metrics for the Performance Period. When necessary, a pro-rate factor will be applied.

When a Participant changes bonus plans during the Performance Period, any bonus payment will be calculated using the bonus plan terms, metrics, and other features in effect for each bonus plan on a pro-rata basis.

TIMING OF BONUS PAYMENTS

The bonus payout, if performance targets are achieved, will occur following the conclusion of the fiscal year, after August 31st and will be based on the Performance Period results.

The exact timing of bonus payments under the Plan depends on a variety of factors, which include items such as final verification of bonus goal achievement, payroll processing deadline dates and the completion of all administration and audit functions. Payment for any performance period will occur within 60 days of the end of the respective performance period.

BONUS TARGETS

Bonus targets are stated as a percentage of base salary. The base salary in effect at the end of the Performance Period will be used to calculate the bonus, except when a Participant’s bonus target percentage or position level changes during the performance period. In this case, the bonus for the performance period will be calculated by adding a pro-rata bonus under the bonus target percentage and base salary in the original position for the period before the change and a pro-rata bonus under the bonus target percentage and base salary in the new position for the period after the change, in each instance using the Participant’s base salary and bonus target percentage in effect on the final date of each such period.

Any change to a Participant’s bonus target must be approved per the Schedule of Executive Authority.

University of Phoenix ~ Bonus Plan	3

GENERAL MATTERS

The University reserves the right to modify or terminate the Plan, in total or in part, at any time. Any such modification or termination must follow the same approval process that is noted in the PARTICIPANTS AND ELIGIBILITY section above.

The awarding of bonuses is discretionary, and management reserves the right to assess overall organization fiscal performance in the awarding of any bonus.

APPEALS

Exceptions and appeals will be reviewed by the Human Resources Compensation Department. A recommendation will be given from the Vice President, Total Rewards to the University’s Chief Human Resources Officer, who will render a final decision.

The University has the sole and exclusive authority to interpret and administer the Plan and its decisions are final.

BONUS GOALS

Participants shall be eligible to earn a cash bonus under the Plan for the performance period based on the level of attainment, as determined by the University, of the bonus goals established by the University for the fiscal year. The bonus metrics and weightings are as follows:

Performance Period
100% of Annual Target

EBITDA	Revenue
50%	50%

Performance goals for threshold and target performance and metric definitions will be set for the fiscal year and approved by the Compensation Committee.

EXECUTIVE TEAM UPSIDE

Members of the University’s Executive Team are eligible to receive a bonus upside payout. The bonus upside payout is achieved when full-year performance exceeds target based on full-year performance of EBITDA or Revenue, weighted 50% and 50%, respectively. The upside will be paid out, if achieved, at the same time as the bonus payment in accordance with the provisions described in Timing of Bonus Payments above.

University of Phoenix ~ Bonus Plan	4

Note that from time to time, an upside gate in the form of a supplemental performance condition may be used to determine whether the bonus upside can be paid. This upside gate, if not achieved, would disallow any bonus upside payout from occurring regardless of whether full-year performance exceeds target for EBITDA or Revenue.

Performance goals for the upside gate, target and maximum performance, and metric definitions will be set and approved by the Compensation Committee.

APPROVAL

Cheryl Naumann - SVP, Chief Human Resources Officer

University of Phoenix ~ Bonus Plan	5

Definitions:

“Change in Control” means, the occurrence of either of the following: (i) (A) Apollo Management Holdings, L.P. and its Affiliates ( “Apollo Holders”) cease to be the beneficial owners, directly or indirectly, of a majority of the combined voting power of the University’s outstanding securities; and (B) a person, entity or group other than the Apollo Holders becomes the direct or indirect beneficial owner of a percentage of the combined voting power of the University’s outstanding securities that is greater than the percentage of the combined voting power of the University’s outstanding securities beneficially owned directly or indirectly by the Apollo Holders; or (ii) a sale of all or substantially all of the assets of the University to a person, entity or group other than the Apollo Holders; provided, however, that a mere IPO or a merger or other acquisition or combination transaction after which the Apollo Holders retain control or shared control of the University, or have otherwise not sold or disposed of more than 50% of its investment in the University as of the Closing Date in exchange for cash or marketable securities, will not result in a Change in Control; provided, further, that, following an IPO, the above clause (i) shall be deleted and replaced with: “a person, entity or group other than Apollo and its Affiliates (the “Apollo Holders”) becomes the beneficial owner, directly or indirectly of 35% or more of the combined voting power of the University’s outstanding securities, and such combined voting power beneficially owned is greater than the percentage of the combined voting power of the University’s outstanding securities beneficially owned directly or indirectly by the Apollo Holders.”

University of Phoenix ~ Bonus Plan	6